Exhibit 10.1
TRANSITION AND RETIREMENT AGREEMENT

This TRANSITION AND RETIREMENT AGREEMENT (this “Agreement”) is entered into as of September 20, 2023 (the “Effective Date”) by and between Pacira Pharmaceuticals, Inc., a California corporation (the “Company,” which term shall include any of the Company’s parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations thereunder (the “Code”)), and David Stack (“Executive”) (collectively, the “Parties”).

RECITALS

A.Executive currently serves as Chief Executive Officer and as the Chair of the Board of Directors of the Company;

B.Executive and the Company are parties to an Employment Agreement dated October 27, 2010, as amended (the “Employment Agreement”); and

C.Executive wishes to retire from his employment with the Company, and the Parties desire to set forth the terms of Executive’s retirement to facilitate a smooth and orderly transition from the Company.

AGREEMENTS

NOW, THEREFORE, in consideration of the premises, and the promises and agreements set forth below, and provided that a) Executive and the Company will execute and not revoke a release in substantially the same format as attached hereto as Exhibit A on or about September 1, 2024, and b) neither party has terminated Executive’s employment with the Company with “Cause” or “Good Reason” or due to Executive’s Disability or death (as such terms are defined in Section 3 of the Employment Agreement and subject to the compensation and benefits upon termination as set forth in Section 3 of the Employment Agreement), the Parties, intending to be legally bound, agree as follows:

1.Retirement. Executive will retire from his role as Chief Executive Officer (“CEO”) and as a member of the Board effective upon the Board’s appointment of a new CEO.

2.Salary. Executive will receive his regular salary (as memorialized by the Company via correspondence dated January 4, 2023 (the “Salary and Bonus Letter”)) and benefits for his continued service through September 1, 2024. Should a new CEO be appointed prior to September 1, 2024, Executive will remain employed by the Company in a non-officer position of Senior Advisor and will provide remote services and in person services at request of the new CEO and Board through September 1, 2024 (the “Retirement Date”). For the avoidance of doubt, in the event Executive does, in fact, become employed in a Senior Advisor role pursuant to this Section 2, such employment shall not establish “Good Reason” as defined in Section 3(d)(iii)(c) of the Employment Agreement.

3. 2023 Bonus. Executive will remain eligible for the Company’s Annual Incentive Bonus and for cash payments under the Cash Long Term Incentive Plan for 2023 pursuant to the terms of each program and, respectively, the Salary and Bonus Letter and the Long Term Incentive Plan Appointment Letter issued to Executive by the Company for the Performance Period January 1, 2023-December 31, 2023.

4. 2024 Bonus. Executive will be eligible for awards under the Company’s Annual Incentive Bonus and Cash Long Term Incentive Plan on a pro rata basis in 2024 based on his months of service as CEO during 2024.

5.Equity. Executive’s outstanding equity awards as of the Effective Date are set forth on Exhibit B to this Agreement. Such equity awards and the equity awarded after the Effective Date shall continue to remain subject in all respects to the vesting and other terms applicable thereto under the relevant grant agreements and will continue to vest during Executive’s employment with the Company and during the term of the Consulting Agreement (as defined below).

6.Option Exercisability. Executive’s vested stock options will be eligible for exercise for the lesser of (i) their stated term, or (ii) twenty-four (24) months following Executive’s cessation of service to the Company under the Consulting Agreement.

7.Indemnification. Both during the remaining period of CEO’s employment and for a six (6) year period after the cessation of his employment, Executive shall maintain the right to defense, indemnification, advancement, and directors’ and officers’ insurance coverage to the same extent as the Company’s then-active senior executive officers have under the Company’s by-laws, other corporate governance documents, policies, Delaware law, or otherwise. If a claim is made during this period against Executive, Executive will continue to have these rights with respect to that claim beyond this period until the claim is fully and finally resolved.

8.Retirement Health Benefits. Provided Executive has applied for and been approved to receive Medicare supplemental insurance coverage through the Advantage Plan or traditional and supplemental coverage under Part B and prescription coverage under Part D following the Retirement Date, the Company will pay to Executive the gross amount of Twenty-Five Thousand Dollars and no/100 ($25,000) in a check made payable to Executive on the next regularly-scheduled payroll date following the Company’s receipt of written confirmation of such enrollment, which amount is intended to pay for twelve (12) months of coverage for Executive and his dependent(s), if any.

9.Accrued Vacation. In accordance with Pacira policy, the Company will pay to Executive within thirty (30) days of his Retirement Date the value of his accrued but unused vacation and paid time off as of his Retirement Date.

10.Change of Control. Upon a “Change of Control,” as defined in the Employment Agreement, or a “Reorganization Event” pursuant to the Stock Incentive Plan, at any time before the Retirement Date or for so long as the Company has obligations to Executive pursuant to the terms hereunder, the obligations of both Parties hereto shall survive. If still employed as CEO at the time of a Change in Control or Reorganization Event, Executive will, subject to his execution of and not revoking a release of claims in favor of the Company, be entitled to vesting of outstanding stock options and time-based restricted stock unit grants in the same manner as then-active senior executive officers.

11.Announcement. The Parties agree to issue mutually agreed upon internal and external messages with regard to Executive’s retirement from the Company.

12.Consulting Agreement. Provided Executive has executed and not revoked a release in substantially the same form as the document attached hereto as Exhibit A on or around September 1, 2024, the Company agrees to engage Executive as a consultant pursuant to the terms of the Consulting Agreement attached hereto as Exhibit C.

13.Expense Reimbursement. Within thirty (30) days after the Retirement Date, the Company will reimburse Executive for all approved and outstanding business expenses.

14.Section 409A. The Parties intend that no payments to Executive be subject to the additional tax on deferred compensation imposed by Section 409A of the Internal Revenue Code. The Parties shall treat the payments as short-term deferrals as defined under Treasury Regulation section 1.409A-1(b)(4), as separation pay under the separation pay exemption of Treasury Regulation section 1.409A-1(b)(9), or otherwise comply with the requirements of Section 409A. The provisions of Exhibit A to the Employment Agreement continue to apply to this Agreement. For purposes of this Agreement, each payment made (including each installment payment) and benefits provided under this Agreement is hereby designated as a separate payment and will not collectively be treated as a single payment, as provided in Treasury Regulation section 1.409A-2(b)(2)(iii).

15.Section 1542 Waiver. The Parties understand and agree that the claims to be released in a release in substantially the same format as attached hereto as Exhibit A include not only claims presently known, but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the released claims as described in Exhibit A. The Parties understand that they may hereafter discover facts different from what they now believe to be true, which if known, could have materially affected this Agreement, but they nevertheless waive any claims or rights based on different or additional facts. Executive and the Company knowingly and voluntarily waive any and all rights or benefits that they may now have, or in the future may have, under the terms of Section 1542 of the Civil Code of the State of California (or any other state equivalent), which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

1.Continuing Obligations.

a.For the avoidance of doubt, this Agreement does not and is not intended to alter, modify, remove, or supersede certain terms of the Employment Agreement relative to Executive’s continued employment. Both the Company and Executive shall continue to be bound by their obligations under the Employment Agreement following the execution of this Agreement except as those obligations are modified hereunder or that conflict with or are otherwise inconsistent with this Agreement. Further, for the avoidance of doubt, following the execution of this Agreement, the rights of the Company to terminate Executive are limited to Cause and Disability as defined in Section 3(d) and (g) of the Employment Agreement, and death.

b.The terms of the Employee Confidential Information and Inventions Assignment Agreement (the “Covenants Agreement”) are hereby incorporated into and made a part of this Agreement by reference as though fully set forth herein, and Executive agrees and acknowledges that Executive is, and shall, at all times, remain bound by the terms of the Covenants Agreement. Nothing in this section or the Covenants Agreement is intended to, and shall not, discourage, restrict, or limit Executive from exercising Executive’s preserved rights described in paragraph titled “Preserved Rights and the Disclosure of Information” or restrict or limit Executive from providing truthful information in response to a subpoena, other legal process or valid governmental inquiry; provided however, that in the event Executive is required to provide any Company information in response to a subpoena, other legal process or valid governmental inquiry, Executive shall immediately provide the Company with notice of such requirement. Pursuant to 18 U.S.C. Section 1833(b), Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

2.Confidentiality of this Agreement. To the extent permitted by law, Executive understands and agrees that as a condition for payment to Executive of the benefits herein described, the consideration described in Sections 1 through 11 shall be maintained as confidential by Executive and Executive’s agents and representatives and shall not be disclosed except as otherwise agreed to in writing by the Company, as required by law, or as Executive discloses to his financial, tax, and legal advisors and his immediate family. Executive acknowledges and agrees that Executive qualifies as a supervisor under the National Labor Relations Act due to Executive’s duties, which included the authority, in the interest of the Company, to hire, transfer, suspend, lay off, recall, promote, discharge, assign, reward, or discipline other employees, or to recommend such action.

3.Non-Disparagement. Executive understands and agrees that as a condition for provision of the benefits herein described, Executive shall not make any false, disparaging, or derogatory statements to any person or entity, including any media outlet, regarding the Company or any of its directors, officers, employees, agents, or representatives or about the Company’s business affairs or financial condition. Executive agrees that as of the Retirement Date Executive will also change Executive’s social media to reflect that Executive is no longer currently employed by the Company. The Company will not authorize the making of any false, disparaging, or derogatory statements about Executive and will use reasonable efforts to prevent the Company’s senior executive officers and directors from doing so. By signing this Agreement, the Parties agree this non-disparagement provision is mutually agreed upon, the preference of the Parties, and mutually benefits the Parties.

4.Continued Assistance. Executive agrees that after the Retirement Date, Executive will provide all reasonable cooperation to the Company upon reasonable notice, including but not limited to, assisting the Company in transitioning Executive’s job duties, assisting the Company in defending against and/or prosecuting any litigation or threatened litigation, and performing any other tasks as reasonably requested by the Company. Executive’s requested cooperation may include, for example, making Executive reasonably available to consult with the Company’s counsel, providing truthful information and documents, and to appear to give truthful testimony. The Company will, to the extent permitted by applicable law and court rules, reimburse Executive for reasonable out-of-pocket expenses that Executive incurs in providing any requested cooperation, so long as Executive provides advance written notice to the Company of Executive’s request for reimbursement and provide reasonable satisfactory documentation of the expenses. The Company shall also pay Executive two thousand dollars ($2,000) for each day in which the Executive provides at least three (3) hours of cooperation. Nothing in this Section is intended to, and shall not, preclude or limit Executive’s preserved rights described in the paragraph titled “Preserved Rights and the Disclosure of Information” in Exhibit A.

5.Amendment and Waiver. This Agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the Parties. This Agreement is binding upon and shall inure to the benefit of the Parties and their respective agents, assigns, heirs, executors, successors, and administrators. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

6.Validity. Should any provision of this Agreement be declared or be determined by any arbitrator or court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement. Any arbitrator or court or tribunal of competent jurisdiction shall have the power to modify any unenforceable provision as necessary to comply with applicable law and to make this Agreement enforceable to the maximum extent allowed. If any portion of this Agreement or if this entire Agreement is found invalid, the Parties agree to enter into a new agreement whereby there is a valid, full, and general Release by Executive.

7.Benefit and Assignment. This Agreement shall inure to the benefit of the Company and the other Released Parties and shall be binding upon the Company and its successors and assigns. This Agreement also shall inure to the benefit of, and be binding upon, Executive and Executive’s heirs, executors, administrators, trustees, and legal representatives. This Agreement is personal to Executive and Executive may not assign or delegate Executive’s rights or duties under this Agreement, and any such assignment or delegation will be null and void.

8.Governing Law; Forum Selection; Jury Waiver. This Agreement and the rights and obligations of the parties hereto shall be construed in accordance with the laws of the State of New Jersey without giving effect to the principles of conflict of laws. Any action, suit or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of New Jersey (or, if appropriate, a federal court located within the District of New Jersey), and the Company and the Executive each consent to the jurisdiction of such a court. Both the Company and the Executive expressly waive any right that any party either has or may have to a jury trial of any dispute arising out of or in any way related to this Agreement, the Executive’s employment with the Company, or the cessation of Executive’s employment with the Company.

9.Tax Acknowledgment. In connection with the payments provided to Executive and on Executive’s behalf pursuant to this Agreement, Executive shall be responsible for all applicable taxes imposed on Executive with respect to such payments under applicable law.

Executive acknowledges that Executive is not relying upon the advice or representation of the Company or its attorneys with respect to the tax treatment of any of the payments set forth in this Agreement. Executive agrees to indemnify the Company and hold it harmless for any claims brought by any taxing authority against the Company seeking payment of the employee portion of any taxes, penalties and/or interest related to the assessment, determination and/or reporting of taxes under federal, state and/or local law. The Company agrees to indemnify Executive and hold him harmless for any claims brought by any taxing authority against Executive seeking payment of the Company’s portion of any taxes, penalties and/or interest related to the assessment, determination and/or reporting of taxes under federal, state and/or local law.

10.Entire Agreement. This Agreement (including without limitation the Consulting Agreement attached as Exhibit C hereto) contains and constitutes the entire understanding and agreement between the parties hereto with respect to Executive’s transition and retirement from the Company and cancels all previous oral and written negotiations, agreements, and commitments in connection therewith, if any. Nothing in this paragraph, Section, shall modify, cancel or supersede Executive’s or the Company’s obligations set forth in Section 16 above titled “Continuing Obligations.” The headings in this Agreement are provided as a matter of convenience and do not create or limit the rights and obligations of any Party.

11.Signature. This Agreement may be executed in counterparts and each counterpart, when executed, shall have the legal effect of a second original. Photographic or facsimile copies of any such signed counterparts may be used in lieu of the original for any purpose. The Parties mutually agree to use electronic signature technology to expedite the execution of this Agreement, pursuant to the Electronic Signatures in Global National Commerce Act, the Uniform Electronic Transaction Act, and/or any other applicable state or local law, and such electronic signatures will be enforceable as if original/handwritten.

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AGREEING TO AND ACCEPTING ALL OF THE PRECEDING TERMS:

DAVID STACK	PACIRA PHARMACEUTICALS, INC.

/s/ DAVID STACK	/s/ KRISTEN WILLIAMS
Signature	Signature of Company Representative

September 20, 2023	Kristen Williams
Date	Printed Name

September 25, 2023
Date

EXHIBIT A

WAIVER AND RELEASE AGREEMENT

This WAIVER AND RELEASE AGREEMENT (this “Agreement”) is entered into as of September 1, 2024 (the “Effective Date”) by and between Pacira Pharmaceuticals, Inc., a California corporation (the “Company”), and David Stack (“Executive”) (collectively, the “Parties”).

RECITALS

A.Pursuant to the Transition and Retirement Agreement between the Parties, dated September 20, 2023, (the “Retirement Agreement”), Executive’s retirement from his position as Chief Executive Officer of the Company and accompanying resignation from all positions held by him with the Company and its affiliates, including the Company’s Board of Directors (the “Board”) and all committees of the Board, is effective September 1, 2024 (the “Retirement Date”); and

B.The Parties desire to enter into this Agreement to facilitate the amicable transitioning of the employment relationship between them and to forever waive and release all known or unknown claims and causes of action arising from or related to Executive’s employment with the Company or retirement from the Company through September 1, 2024.

AGREEMENTS

1.Waiver and Release.

a.By Executive. In consideration for and as a condition of receiving the benefits set forth in Sections 1 through 11 of the Retirement Agreement, which benefits Executive acknowledges are new consideration and benefits Executive would not otherwise be entitled to receive provided Executive executes and does not revoke this Agreement, Executive agrees as follows:

i.Executive hereby fully, forever, irrevocably and unconditionally releases, remises, and discharges the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, managing agents, investors, owners, representatives, plan administrators, attorneys, insurers, and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that Executive ever had or now have against any or all of the Released Parties, including, but not limited to, any and all claims arising out of or relating to Executive’s employment with and/or retirement from the Company, including, but not limited to, all claims under the Title VII of the Civil Rights Act of 1964 (“Title VII”), the Americans With Disabilities Act of 1990 (“ADA”), the Genetic Information Nondiscrimination Act of 2008, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act

(“WARN”), the Rehabilitation Act of 1973, Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, the Age Discrimination in Employment Act (“ADEA”), including the Older Workers Benefit Protection Act (“OWBPA”), and the Employee Retirement Income Security Act of 1974 (“ERISA”), all as amended; the Uniformed Services Employment and Reemployment Rights Act; the Families First Coronavirus Response Act; any state and local employment related laws relating to COVID-19; the Florida Civil Rights Act; the Florida Whistleblower Protection Act; the Florida Workers’ Compensation Retaliation provision; the Florida Minimum Wage Act; Article X, Section 24 of the Florida Constitution; the Florida Fair Housing Act; the New Jersey Law Against Discrimination; the New Jersey Conscientious Employee Protection Act; the New Jersey Family Leave Act; the New Jersey Wage Payment Law; the New Jersey Wage and Hour Law; the New Jersey Equal Pay Act; the New Jersey Security and Financial Empowerment Act; the New Jersey Family Leave Insurance provisions of the New Jersey Temporary Disability Benefits Law; the New Jersey Earned Sick Leave Law; the New Jersey Warn Act; retaliation claims under the New Jersey Workers’ Compensation Law; the Constitutions of the United States, State of New Jersey, and State of Florida; breach of implied or express contract, intentional interference with a business relationship, negligent or intentional infliction of emotional distress, negligent and intentional misrepresentation, libel, slander, defamation, assault, battery, false imprisonment, invasion of privacy, fraudulent inducement, fraudulent concealment, constitutional violation, wrongful termination, or discharge, as well as any other discrimination, employment or other statutes that may apply to Executive, including all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract; all claims to any non-vested ownership interest in the Company, contractual or otherwise; and any claim or damage arising out of Executive’s employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above (“Claims”).

ii.Notwithstanding the generality of the foregoing, Executive does not release any Claims that cannot be released as a matter of law. This release of claims does not apply to, waive, or affect any rights or claims that may arise after the date Executive signs this Agreement. By signing this Agreement, Executive also expressly waives any right to assert that any such claim, demand, obligation, or cause of action has, through ignorance or oversight, been erroneously included in Executive’s released Claims.

iii.Except as set forth in the paragraph titled “Preserved Rights and the Disclosure of Information” below, Executive hereby represents and warrants that (i) Executive has not filed, caused or permitted to be filed any undisclosed or pending proceeding on his behalf against any of the Released Parties, nor has Executive agreed to do any of the foregoing, (ii) Executive has not assigned, transferred, sold, encumbered, pledged, hypothecated, mortgaged, distributed, or otherwise disposed of or conveyed to any third party any right or Claim against any of the Released Parties that has been released in this

Agreement; and (iii) except as set forth in paragraph titled “Preserved Rights and the Disclosure of Information” below, Executive represents and agrees that he shall not file, or prosecute a Claim against any of the Released Parties. Executive represents and warrants that he will not be a member of a class or other collective mechanism with respect to any Claims and Executive warrants and represents that he will take all steps necessary to ensure that he is not a member of a class or collective with respect to such Claims.

b.By Company. In consideration of the promises and covenants made by Executive in this Agreement, including without limitation the Executive’s waiver and release of claims against the Released Parties, the Company hereby knowingly and voluntarily compromises, settles, and releases Executive from any and all past or present claims, demands, obligations, or causes of action that may be waived and released by law, whether based on tort, negligence, contract, statute, common law, or other theories of liability or recovery, and whether known, unknown or unknowable and whenever discovered or ripe, for anything that has occurred up to and including the date of the Company’s execution of this Agreement. The Company further represents that it is currently not aware of any basis for any cause of action against Executive.

2.Opportunity for Review and Important Notice Regarding Release of Claims Under the Age Discrimination in Employment Act of 1967 (“ADEA”). Without in any way limiting the generality or scope of the release set forth in Section 1, Executive hereby acknowledges that he knowingly and voluntarily enters into this Agreement with the purpose of waiving and releasing any age discrimination claims Executive may have under the ADEA, and acknowledges and agrees that:

a.This Agreement is written in a manner in which Executive fully understands;

b.Executive specifically waives any rights or claims arising under the ADEA;

c.This Agreement does not waive rights or claims under the ADEA that may arise after the date of this Agreement;

d.The rights and claims waived in this Agreement are in exchange for consideration over and above anything to which Executive is already entitled;

e.Executive has been advised in writing to consult with an attorney prior to executing this Agreement and has, in fact, had an opportunity to do so;

f.Executive has been given a period of up to at least twenty-one (21) days, if desired, within which to consider this Agreement;

g.After Executive executes this Agreement, he has a period of seven (7) days within which he may revoke this Agreement, and the Agreement shall not be effective until the seven-day revocation period has passed (“Effective Date”). If Executive chooses to revoke this Agreement, he must do so in writing, and the revocation must be addressed and delivered to Anthony Molloy, Chief Legal and Compliance Officer, Pacira Biosciences, Inc., 5 Sylvan Way, Parsippany, New Jersey 07054, before the expiration of the seven (7) day revocation period. The revocation will be considered timely if hand-delivered or emailed to Anthony Molloy at the above address(es), as applicable, within seven (7) days of Executive’s execution of this Agreement; and

h.Any changes made to this Agreement, whether material or immaterial, will not restart the running of this 21-day period.

3.Preserved Rights and the Disclosure of Information. This Agreement also is not intended to, and shall not, in any way prohibit, limit, or otherwise interfere with:

a.Executive’s protected rights under federal, state or local employment discrimination laws (including, without limitation, the ADEA and Title VII) to communicate or file a charge with, maintain the confidentiality of, participate in or assist with, or participate in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), or similar federal, state, or local government body or agency charged with enforcing employment discrimination laws provided, however, that Executive does release Executive’s right to secure damages for any alleged discriminatory treatment.

b.Executive’s protected right to testify in any court, under the OWBPA, or like statute or regulation, the validity of the waiver of rights under ADEA in this Agreement; or

c.Executive’s right to enforce the terms of this Agreement and any continuing obligations the Company may have under the Retirement Agreement following the Retirement Date and to exercise Executive’s preserved rights.

d.To the maximum extent permitted by law, Executive represents and agrees that Executive will not seek and that Executive waives any right to accept any direct relief or award from any charge or action against the Company before any federal, state, or local administrative agency or federal, state or local court whether filed by Executive or on Executive’s behalf by any private party or otherwise, with respect to any claim or right that accrued or was triggered during, or relates in any way to, Executive’s employment with the Company. Nothing in this paragraph or this Agreement is intended to preclude, limit, or otherwise reduce an award or recovery from a qui tam action or whistleblower awards under Section 21F of the Securities Exchange Act.

e.Nothing in this Agreement prevents Executive from: discussing or disclosing information about unlawful acts in the workplace, such as: (i) discrimination, (ii) harassment, (iii) retaliation, (iv) wage and hour violations, (v) sexual harassment, (vi) a sexual offense pursuant to applicable law, (vii) sexual assault, (viii) conduct that Executive have reason to believe is unlawful under state, federal or common law, (ix) acts that are recognized as against a clear mandate of public policy or (x) criminal conduct. Information may be discussed or disclosed regardless of whether such acts occur in the workplace, at work-related events coordinated by or through the Company, occur between employees, or occur between the Company and an employee, or are related to or in arising in any way out of Executive’s employment with the Company, whether on or off the employment premises.

f.Nothing in this Agreement prevents Executive from: (i) providing testimony as a witness in any proceeding; (ii) reporting any good faith allegation of unlawful employment practices or criminal conduct to any appropriate federal, state, or local government agency or official; (iii) making any truthful statements or disclosures required by law, regulation, or legal process; (iv) requesting or receiving confidential legal advice; or (v) otherwise providing information or testimony as provided for by applicable law.

4.Section 1542 Waiver. The Parties understand and agree that the claims to be released in Section 1 include not only claims presently known, but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the released claims as described in Section 1. The Parties understand that they may hereafter discover facts different from what they now believe to be true, which if known, could have materially affected this Agreement, but they nevertheless waive any claims or rights based on different or additional facts. Executive and the Company knowingly and voluntarily waive any and all rights or benefits that they may now have, or in the future may have, under the terms of Section 1542 of the Civil Code of the State of California (or any other state equivalent), which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

5.Continuing Obligations. The terms of the Employee Confidential Information and Inventions Assignment Agreement (the “Covenants Agreement”) are hereby incorporated into and made a part of this Agreement by reference as though fully set forth herein, and Executive agrees and acknowledges that Executive is, and shall, at all times, remain bound by the terms of the Covenants Agreement. Nothing in this Section or the Covenants Agreement is intended to, and shall not, discourage, restrict, or limit Executive from exercising Executive’s preserved rights described in the Section titled “Preserved Rights and the Disclosure of Information” or restrict or limit Executive from providing truthful information in response to a subpoena, other legal process or valid governmental inquiry; provided however, that in the event Executive is required to provide any Company information in response to a subpoena, other legal process or valid governmental inquiry, Executive shall immediately provide the Company with notice of such requirement. Pursuant to 18 U.S.C. Section 1833(b), Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

6.Non-Disparagement. Executive understands and agrees that as a condition for provision of the benefits described in the Retirement Agreement, Executive shall not make any false, disparaging, or derogatory statements to any person or entity, including any media outlet, regarding the Company or any of its directors, officers, employees, agents, or representatives or about the Company’s business affairs or financial condition. Executive agrees that as of the Retirement Date, Executive will also change Executive’s social media to reflect that Executive is no longer currently employed by the Company The Company will not authorize the making of any false, disparaging, or derogatory statements about Executive and will use reasonable efforts to prevent the Company’s senior executive officers and the Board and its members from doing so. By signing this Agreement, the Parties agree this non-disparagement provision is mutually agreed upon, the preference of the Parties, and mutually benefits the Parties.

7.Continued Assistance. Executive agrees that after the Retirement Date, Executive will provide all reasonable cooperation to the Company upon reasonable notice, including but not limited to, assisting the Company in transitioning Executive’s job duties, assisting the Company in defending against and/or prosecuting any litigation or threatened litigation, and performing any other tasks as reasonably requested by the Company. Executive’s requested cooperation may include, for example, making Executive reasonably available to consult with the Company’s counsel, providing truthful information and documents, and to appear to give truthful testimony. The Company will, to the extent permitted by applicable law and court rules, reimburse Executive for reasonable out-of-pocket expenses that Executive incurs in providing any requested cooperation, so long as Executive provides advance written notice to the Company of Executive’s request for reimbursement and provide reasonable satisfactory documentation of the expenses. The Company shall also pay Executive two thousand dollars ($2,000) for each day in which the Executive provides at least three (3) hours of cooperation. Nothing in this Section is intended to, and shall not, preclude or limit Executive’s preserved rights described in the paragraph titled “Preserved Rights and the Disclosure of Information” in Section 3.

8.Standstill. Executive agrees that, unless approved in advance in writing by the Board, neither Executive or any of Executive’s affiliates, and none of such persons’ respective directors, officers, employees, managing members, general partners, agents and consultants, as applicable (including attorneys, financial advisors and accountants) to the extent such persons or entities are under Executive’s control (collectively, “Representatives”) and acting on behalf of or in concert with Executive (or any of Executive’s Representatives) will, through the Retirement Date and the term of the Consulting Agreement (as defined below) and for a period of 12 months after the conclusion of the Consulting Agreement’s stated term, directly or indirectly:

a.Make any statement or proposal to the Board, any of the Company’s representatives or any of the Company’s stockholders regarding, or make any public announcement, proposal or offer (including any “solicitation” of “proxies” as such terms are defined or used in Regulation 14A of the Securities Exchange Act of 1934) with respect to, or otherwise solicit, seek or offer to effect (including, for the avoidance of doubt, indirectly by means of communication with the press or media) (A) any business combination, merger, tender offer, exchange offer or similar transaction involving the Company or any of its subsidiaries, (B) any restructuring, recapitalization, liquidation or similar transaction involving the Company or any of its subsidiaries, (C) any acquisition of any of the Company’s loans, debt securities, equity securities or assets, or rights or options to acquire interests in any of the Company’s loans, debt securities, equity securities or assets, (D) any proposal to seek representation on the Board or otherwise seek to control or influence the management, Board, stockholder voting or any policies of the Company, (E) any public request or proposal to waive, terminate or amend the provisions of this Section 8, or (F) any proposal, arrangement or other statement that is inconsistent with the terms of this Section 8;

b.instigate, encourage, collaborate or assist any third party (including forming a “group” with any such third party) to do, publicly threaten or propose to do, or enter into any discussions or agreements with any third party with respect to, any of the actions set forth in clause (a) above;

c.take any action which would reasonably be expected to require the Company or any of its affiliates to make a public announcement regarding any of the actions set forth in clause (a) above; or

d.acquire (or propose or agree to acquire) or instigate, encourage, collaborate or assist any third party in acquiring, of record or beneficially, by purchase or otherwise, any loans, debt securities, equity securities or assets of the Company or any of its subsidiaries, or rights or options to acquire interests in any of the Company’s loans, debt securities, equity securities or assets. Notwithstanding the foregoing, nothing will limit Executive’s ability at any time to acquire up to an aggregate of 5.0% of any securities of the Company or separate from the foregoing 5.0% limitation prevent Executive from acquiring securities of the Company pursuant to the grants of options and RSUs set forth on Exhibit B to the Retirement Agreement and options and RSUs granted after the Effective Date of the Retirement Agreement.

9.Amendment and Waiver. This Agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the Parties. This Agreement is binding upon and shall inure to the benefit of the Parties and their respective agents, assigns, heirs, executors, successors, and administrators. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

10.Validity. Should any provision of this Agreement be declared or be determined by any arbitrator or court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement. Any arbitrator or court or tribunal of competent jurisdiction shall have the power to modify any unenforceable provision as necessary to comply with applicable law and to make this Agreement enforceable to the maximum extent allowed. If any portion of this Agreement or if this entire Agreement is found invalid, the Parties agree to enter into a new agreement whereby there is a valid, full, and general release by Executive.

11.Benefit and Assignment. This Agreement shall inure to the benefit of the Company and the other Released Parties and shall be binding upon the Company and its successors and assigns. This Agreement also shall inure to the benefit of, and be binding upon, Executive and Executive’s heirs, executors, administrators, trustees, and legal representatives. This Agreement is personal to Executive and Executive may not assign or delegate Executive’s rights or duties under this Agreement, and any such assignment or delegation will be null and void.

12.Governing Law; Forum Selection; Jury Waiver. This Agreement and the rights and obligations of the parties hereto shall be construed in accordance with the laws of the State of New Jersey without giving effect to the principles of conflict of laws. Any action, suit or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of New Jersey

(or, if appropriate, a federal court located within the District of New Jersey), and the Company and the Executive each consent to the jurisdiction of such a court. Both the Company and the Executive expressly waive any right that any party either has or may have to a jury trial of any dispute arising out of or in any way related to this Agreement, the Executive’s employment with the Company, or the cessation of Executive’s employment with the Company.

13.Entire Agreement. This Agreement and the Retirement Agreement (including without limitation the Consulting Agreement attached as Exhibit C to the Retirement Agreement) contain and constitute the entire understanding and agreement between the parties hereto with respect to Executive’s retirement benefits and waiver and release and cancels all previous oral and written negotiations, agreements, and commitments in connection therewith, if any. Nothing in this Section, however, shall modify, cancel or supersede Executive’s obligations set forth in Section 5 above titled “Continuing Obligations.” The headings in this Agreement are provided as a matter of convenience and do not create or limit the rights and obligations of any Party.

14.Signature. This Agreement may be executed in counterparts and each counterpart, when executed, shall have the legal effect of a second original. Photographic or facsimile copies of any such signed counterparts may be used in lieu of the original for any purpose. The Parties mutually agree to use electronic signature technology to expedite the execution of this Agreement, pursuant to the Electronic Signatures in Global National Commerce Act, the Uniform Electronic Transaction Act, and/or any other applicable state or local law, and such electronic signatures will be enforceable as if original/handwritten.

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AGREEING TO AND ACCEPTING ALL OF THE PRECEDING TERMS:

DAVID STACK	PACIRA PHARMACEUTICALS, INC.

Signature	Signature of Company Representative

Date	Printed Name

Date

EXHIBIT B
Non-qualified stock options*:

Grant Date	Expiration Date	Strike Price	Options Granted	Options Outstanding	Options Vested	Options to Vest During Employment and Consulting Terms
6/14/2023	6/14/2033	$38.74	245,400	245,400	0	122,703
6/8/2022	6/8/2032	$59.39	160,900	160,900	50,283	70,393
6/9/2021	6/9/2031	$60.96	133,400	133,400	75,041	58,359
6/9/2020	6/9/2030	$47.65	275,000	275,000	223,439	51,561
6/5/2019	6/5/2029	$43.54	142,100	142,100	142,100	0
6/13/2018	6/13/2028	$38.35	170,250	170,250	170,250	0
6/14/2017	6/14/2027	$44.20	81,000	81,000	81,000	0
12/7/2016	12/7/2026	$32.35	60,000	60,000	60,000	0
6/15/2016	6/15/2026	$40.34	66,250	66,250	66,250	0
6/3/2014	6/3/2024	$81.00	150,000	150,000	150,000	0

Restricted stock units (RSUs)*:

Grant Date	RSUs Granted	RSUs Unvested	RSUs to Vest During Employment and Consulting Terms
6/14/2023	32,700	32,700	16,350
6/8/2022	21,500	16,125	10,750
6/9/2021	17,800	8,900	8,900
6/9/2020	33,300	8,325	8,325

*These equity awards are exclusive of any that may be awarded to Executive after the Effective Date of the Transition and Retirement Agreement.

EXHIBIT C

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Agreement”) is made and entered into as of September 1, 2024 (the “Effective Date”) by and between Pacira Pharmaceuticals, Inc. (the “Company”), and David Stack (“Consultant”).

RECITALS

A. During Consultant’s engagement with the Company, Consultant may have limited access to the Company’s confidential, proprietary and trade secret information and contact with employees, customers, vendors, and other persons with whom the Company maintains goodwill. The parties believe that it is desirable and in the best interests of the Company to protect its its confidential, proprietary and trade secret information and goodwill of the Company.

B. The Company desires to engage Consultant as an independent contractor to perform certain services for the Company, and Consultant desires to enter into this Agreement with the Company, in each case on the terms and subject to the conditions set forth in this Agreement.

AGREEMENTS

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:

1.Term of Engagement. The Company will engage Consultant pursuant to this Agreement, for a continuous term beginning on the Effective Date and ending on August 31, 2025. The period between the Effective Date and the termination of Consultant’s provision of services under this Agreement is referred to herein as the “Term of Engagement.”

2.Position, Duties and Responsibilities.

a.Position and Duties. Consultant will provide services as requested by the Company’s CEO or whomever else as may later be designated by the Company’s CEO, for the purpose of transitioning institutional knowledge and relationships; by way of nonlimiting examples, ongoing business endeavors, and regulatory and governmental matters. Consultant will perform the duties and responsibilities set forth in this Agreement and others as are reasonably related and necessary to effectuate them.

b.Standard of Performance. Consultant agrees to provide up to a maximum of fifteen (15) hours of service to the Company per month during the Term of Engagement. Consultant remains free to accept other clients and perform other services outside of those performed for the Company, provided that such other services are fully consistent with all ongoing terms and obligations Consultant owes to the Company under this Agreement or any other agreements.

3.Compensation and Status. As full compensation for the services to be rendered to or on behalf of the Company and the other obligations undertaken by Consultant, the Company will pay and provide to Consultant the following: During the Term of Engagement, the Company will pay to Consultant a fee of $20,000 per month for up to a maximum of fifteen (15) hours per month. Consulting fees shall be paid on the 15th day of the month following the month for which consulting services have been rendered.

a.Independent Contractor Status. Consultant shall be not treated as an employee of the Company for federal or state tax purposes, unemployment or disability benefits, or any other purposes. Consultant shall be solely responsible to pay all applicable taxes arising from payments made by the Company, including, but not limited to, social security, self-employment taxes and disability insurance. Except as otherwise provided for in the Transition and Retirement Agreement dated September 20, 2023 (“Retirement Agreement”), Consultant shall not be entitled to participate in any Company plans, arrangements or distributions pertaining to any pension, stock, bonus, profit sharing, paid vacation, or similar employment benefits. Consultant shall have no authority to bind the Company to any contract or agreement unless expressly authorized by the Company in writing.

b.Expenses. During the Term of Engagement, the Company will reimburse Consultant for all reasonable and pre-approved out-of-pocket travel expenses incurred by Consultant in the performance of the Consultant’s duties and responsibilities hereunder, as well as any other necessary out-of-pocket expenses for which Consultant has obtained written, advance approval from the Company. Unless approved in writing in advance by the Company, reimbursable airfare must be economy or main cabin class. Reimbursement of all expenses will be subject to the Company’s policies for expense pre-approval, verification, documentation and reimbursement and applicable law. This Section 3 does not limit Consultant’s rights under Section 18 of the Retirement Agreement.

4.Development of Inventions, Improvements or Know-How.

a.“Work Product,” as used in this Section 4, means any and all promotional and advertising materials, catalogs, brochures, plans, customer lists, supplier lists, manuals, handbooks, ideas, inventions, discoveries, methodologies, improvements, work products, developments, works of authorship, trade secrets, processes, compositions, and any technology, know-how or intellectual property (including rights in any trademarks, service marks, trade secrets, copyrights, and patents) made, developed, conceived of or reduced to practice by Consultant, in whole or in part, alone or with others during or as a direct result of Consultant’s performance of services on behalf of the Company (whether or not conceived, developed, reduced to practice or created during regular working hours) other than any such item: (a) for which no equipment, supplies, or facility of the Company or confidential information of the Company was used; (b) that was developed entirely on Consultant’s time; (c) that does not relate (i) to the Company or (ii) to the Company’s actual or reasonably anticipated research, development or business; or (d) that does not result from any services provided by Consultant to the Company.

b.Disclosure of Work Product. Consultant will disclose fully and promptly to the Company any and all Work Product that Consultant has created, contributed to or knows about, regardless of the nature of that knowledge, and regardless of whether such Work Product, or any aspect of such Work Product, has been described, committed to writing, or reduced to practice, in whole or part, by any other person.

c.Publication. Except as required for performance of Consultant’s work for the Company or as authorized in writing by the Company, Consultant (i) will not publish or submit for publication, or otherwise disclose to any person other than the Company, any data or results from Consultant’s work on behalf of the Company without the prior written consent of the Company; (ii) will not remove any Work Product from the Company’s premises; and (iii) will hold all Work Product in trust for the Company and deliver it to the Company upon request and in any event at the end of the Term of Engagement.

d.Ventures. If Consultant is engaged in or associated with the planning or implementing of any project, program or venture involving the Company and another person, then all rights in the project, program or venture will belong to the Company and will constitute a corporate opportunity belonging exclusively to the Company. Consultant will not be entitled to any interest in such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith (other than the remuneration to be paid to Consultant pursuant to Section 3).

e.DTSA Notification. The misappropriation of trade secrets (a form of intellectual property) is a violation of law. In addition to state law remedies, the Defend Trade Secrets Act of 2016 (the “DTSA”) enables a trade secret owner to bring a trade secret misappropriation case in federal court. The DTSA generally provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law in the following circumstances: (i) where the individual discloses trade secrets in confidence to a federal, state or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; or (ii) where the disclosure is made in a sealed filing in a lawsuit or other proceeding. In addition, the DTSA generally permits an individual to disclose trade secrets to the individual’s attorney in the course of pursuing a lawsuit where the person alleges retaliation for reporting a suspected violation of the law (or uses the trade secret information in such lawsuit, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order). The foregoing is a very generalized summary of the immunity provisions of the DTSA intended to satisfy the notification requirements of the DTSA. The DTSA does not preclude the trade secret owner from seeking breach of contract remedies, however. Consultant should seek legal counsel before disclosing any trade secrets if Consultant intends to seek immunity under the DTSA.

5.Consultant’s Representations. Consultant hereby represents, warrants and covenants to and agrees with the Company that: (a) upon the execution and delivery of this Agreement by the Company, this Agreement will be the valid and binding obligation of Consultant, enforceable in accordance with its terms; (b) in the course of providing services hereunder, Consultant will not use or disclose, any confidential information or trade secrets of any third party; (c) Consultant has returned to third party any and all materials, whether in hard copy or electronic format, that contain any confidential information or trade secrets of such person; (f) Consultant will use only information that is generally known and used by persons with training and experience comparable to Consultant’s own, that is common knowledge in the industry, that is otherwise legally in Consultant’s possession or the public domain; and (g)

Consultant, to the best of Consultant’s knowledge and good faith belief, has not engaged in any other conduct that would lead any other client or third party to pursue any legal action against Consultant or the Company. Consultant agrees to indemnify, defend and hold harmless the Company and its respective employees, officers, directors, managers, partners, shareholders, equity holders, members, successors, and assigns from and against and be liable for all damages or liability sustained or incurred by any such person to the extent caused by, arising out of, resulting from or attributable to a breach or any inaccuracy of Consultant’s representations and warranties under this Section 6.

6.Return of Records and Property. Upon the termination of this Agreement or at any other time upon the Company’s request, Consultant will promptly deliver to the Company any records and other property of the Company in Consultant’s possession or under Consultant’s control, including manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, source codes, data, tables or calculations and all copies thereof, documents that in whole or in part contain any trade secrets or confidential, proprietary or other secret information of the Company and all copies thereof, and keys, access cards, access codes, passwords, credit cards, personal computers, telephones and other electronic equipment belonging to the Company.

7.Miscellaneous

a.Entire Agreement. This Agreement sets forth the entire understanding of the parties regarding the subject matter hereof and thereof and supersedes all prior contracts, agreements, arrangements, communications (including correspondence by electronic transmission), discussions, term sheets, representations and warranties, whether oral or written, between the parties regarding the subject matter hereof and thereof. The headings in this Agreement are inserted as a matter of convenience, and do not create or limit the rights and obligations of any Party.

b.Assignment. The Company may assign this Agreement and its obligations hereunder, without Consultant’s consent, to any person (a) with which the Company may merge or consolidate or (b) to which the Company may sell or transfer all or substantially all of the business, assets or equity interests of the Company. As used in this Agreement, “Company” includes the Company’s successor to its business, assets or equity interests.

c.Amendment; Waivers. This Agreement may be amended or modified only by a writing executed by the parties. None of the terms of this Agreement will be deemed to be waived or amended by either party unless such a waiver or amendment specifically references this Agreement and is in writing signed by an authorized representative of the party to be bound. Any such signed waiver will be effective only in the specific instance and for the specific purpose for which it was made or given.

d.Severability. Each section and subsection of this Agreement constitutes a separate and distinct provision of this Agreement. It is the intent of the parties that each provision of this Agreement be enforced to the fullest extent permissible under the laws and public policies applicable in each jurisdiction in which enforcement is sought. Accordingly, if any provision of this Agreement is adjudicated to be invalid, ineffective or unenforceable, the remaining provisions will not be affected by such adjudication.

e.Governing Law; Venue; Waiver of Jury. All matters relating to the interpretation, construction, application, validity and enforcement of this Agreement, and any disputes or controversies arising hereunder, will be governed by the laws of the State of New Jersey without giving effect to any choice or conflict of law provision or rule, whether of the State of New Jersey or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of New Jersey. Any action, suit or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of New Jersey (or, if appropriate, a federal court located within the District of New Jersey), and the Company and the Executive each consents to the jurisdiction of such a court. Both the Company and the Executive expressly waive any right that any party either has or may have to a jury trial of any dispute arising out of or in any way related to the Consultant’s engagement hereunder.

f.No Strict Construction. Each party hereby agrees and acknowledges that such party has had full opportunity to consult with counsel and tax advisors of its choice relating to the preparation and negotiation of this Agreement. The parties will be deemed to have jointly participated in the negotiation and drafting of this Agreement. The language used in this Agreement will be deemed to be the language chosen by the parties to express their collective mutual intent. This Agreement will be construed as if drafted jointly by the parties, and no rule of strict construction will be applied against any person.

g.Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery, electronic means as set forth below, or the third day after mailing by first class mail to the Company at its primary office location and to the Consultant at his address effective as provided by Consultant in writing as of September 1, 2024 (which address may be changed by written notice).

h.Delivery by Electronic Means. This Agreement and any amendments hereto, to the extent signed and delivered by means of a PDF, facsimile machine, or other electronic transmission, will be treated in all manner and respects as an original contract and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

i.Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original and all of which, when taken together, will constitute one instrument.

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AGREEING TO AND ACCEPTING ALL OF THE PRECEDING TERMS:

DAVID STACK	PACIRA PHARMACEUTICALS, INC.

Signature	Signature of Company Representative

Date	Printed Name

Date